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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
               TO RULES 13d(b)(c), AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 2)


                              Key Technology, Inc.
    ------------------------------------------------------------------------
                                (Name of Issuer)

                      Series B Convertible Preferred Stock
    ------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   493143200
         ---------------------------------------------------------------
                                 (CUSIP Number)

                                August 13, 2002
         ---------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                              [   ] Rule 13d-1(b)
                              [ X ] Rule 13d-1(c)
                              [   ] Rule 13d-1(d)


                                  Page 1 of 4


                               -------------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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 CUSIP No. 493143200               13G/A                 Page 2 of 4 Pages
          -----------
  ------------------------------------------------------------------------
    1.   NAMES OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Lloyd I. Miller, III          ###-##-####
  ------------------------------------------------------------------------
    2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a)  [ ]
         (b)  [ ]
  ------------------------------------------------------------------------
    3.   SEC USE ONLY

  ------------------------------------------------------------------------
    4.   CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
  ------------------------------------------------------------------------
                |
                |5.  SOLE VOTING POWER
   NUMBER OF    |    ***
   SHARES       |---------------------------------------------------------
   BENEFICIALLY |6.  SHARED VOTING POWER
   OWNED BY     |    ***
   EACH         |---------------------------------------------------------
   REPORTING    |7.  SOLE DISPOSITIVE POWER
   PERSON WITH  |    ***
                |---------------------------------------------------------
                |8.  SHARED DISPOSITIVE POWER
                |    ***
  ------------------------------------------------------------------------
    9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         ***
  ------------------------------------------------------------------------
   10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES*
         [ ]
  ------------------------------------------------------------------------
   11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
         ***
  ------------------------------------------------------------------------
   12.   TYPE OF REPORTING PERSON
         IN-IA-OO
  ------------------------------------------------------------------------
    *  SEE INSTRUCTIONS BEFORE FILLING OUT!
  ***  SEE ITEM 5 HEREIN
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                                                                     Page 3 of 4

 Item 1.

         (a) Name of Issuer:                      Key Technology, Inc.

         (b) Address of Issuer's Principal
             Executive Offices:                   150 Avery Street
                                                  Walla Walla, Washington, 99362
 Item 2.

         (a) Name of Person Filing:               Lloyd I. Miller, III

         (b) Address of Principal Business
             Office or, if None, Residence:       4450 Gordon Drive, Naples,
                                                  Florida 34102

         (c) Citizenship:                         U.S.A.

         (d) Title of Class of Securities:        Series B Convertible
                                                  Preferred Stock

         (e) CUSIP Number:                        493143200

 Item 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b) OR
         13d-2(b) or (c), CHECK WHETHER THE PERSON FILING IS A:

         Not Applicable, this statement is filed pursuant to 13d-1(c)

 Item 4. OWNERSHIP: See Item 5 below.

 Item 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

 Item 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

         Not Applicable

 Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

         Not Applicable

 Item 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not Applicable

 Item 9. NOTICE OF DISSOLUTION OF GROUP:

         Not Applicable


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                                                                     Page 4 of 4

Item 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                 SIGNATURE
                                 ---------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



     Dated: September 4, 2002                        /s/ Lloyd I. Miller, III
                                                   -----------------------------
                                                         Lloyd I. Miller, III